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EXHIBIT 10.3


                    FIRST AMENDMENT TO 2004 STOCK OPTION PLAN

           AS ADOPTED BY THE PACIFIC ETHANOL, INC. BOARD OF DIRECTORS
                             AS OF JANUARY 31, 2006


1.       The Pacific Ethanol, Inc. 2004 Stock Option Plan ("2004 Plan") is
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         amended to add the following Section 11.7:
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         11.7 NET EXERCISE. At the time of the Option exercise, and subject to the discretion of the Committee to accept payment in cash only, the Optionee may determine whether the total purchase price of the shares to be purchased shall be paid solely in cash or by net exercise, or by a combination thereof. If the Optionee elects to pay the total purchase price in whole or in part by net exercise, the number of shares to be issued to the Optionee shall be computed using the following formula:

                                    X = Y x (A-B)
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                                            A

         where: X = the number of shares of Stock to be issued to the Optionee; Y = the number of shares of Stock as to which the Option is being exercised under this net exercise provision;
                 A = the Fair Market Value of a share of Stock on the date
                     of exercise, determined by the Committee in the same manner used for determining Fair Market Value at the time of grant for purposes of Section 8; and
                 B = the purchase price of a share of Stock pursuant to Section
                     3.

Any fractional share amount shall be settled in cash equal to such fraction multiplied by the Fair Market Value of a share of Stock.

2.       Section 16.1 of the 2004 Plan is amended and restated to read in its
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         entirety as follows:
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         16.1 EFFECTIVE DATE. Subject to stockholder approval, the Plan was adopted by the Board as of October 25, 2004. Stockholder approval of the Plan was obtained February 28, 2005. The Board approved a First Amendment to the Plan as of January 31, 2006.

3.       Section 18 of the 2004 Plan is amended and restated to read in its
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         entirety as follows:
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         18. GOVERNING LAW. The corporate laws of the State of Delaware shall govern all issues concerning the relative rights of the Company and Optionees under Options. All other questions and obligations under Options shall be construed and enforced in accordance with the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. The Company and Optionees consent, in any dispute, action, litigation or other proceeding concerning the Option (including arbitration) to the jurisdiction of the courts of the State of California, with the County of Orange being the sole venue for the bringing of the action or proceeding.

4.       The remainder of the 2004 Plan remains in full force and effect.
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